Exhibit 5.1

June 10, 2026

ZeroStack Corp.

40 King St W Suite 2400, Toronto

ON M5H 3Y2, Canada

Re: Continuance of ZeroStack Corp. - Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as United States counsel to ZeroStack Corp., a company formed under the laws of the Province of Ontario (the "Company"), in connection with a Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed change in the jurisdiction of the Company from the Province of Ontario to the State of Texas (the "Conversion") pursuant to a "conversion" under Section 10.102 of the Texas Business Organizations Code, as amended (the "TBOC"), also referred to as a "continuance" under Section 181 of the Business Corporations Act (Ontario), as amended. The Company, following the effective time of the Conversion, is referred to herein as the "Texas Company."

For the purpose of rendering our opinion set forth below, we have been furnished with and have reviewed the following documents:

A. a draft of the certificate of conversion of the Company (the "Certificate of Conversion") to be filed with the Secretary of State of the State of Texas (the "Secretary of State");

B. a draft of the certificate of formation of the Company (the "Certificate of Formation") to be filed with the Secretary of State; and

C. a draft of the plan of conversion of the Company with respect to the Conversion (the "Plan of Conversion").

We have examined such other documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinion set forth below. In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements and instruments and that such agreements and instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion set forth below, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

In addition to the foregoing, for the purpose of rendering our opinion set forth below, we have assumed the following matters:

200 Crescent Court | Suite 1600 | Dallas, TX | 75201 | T 214.981.9900 | F 214.981.9901 | dorsey.com

ZeroStack Corp.

June 10, 2026

1. that the Company is, and at all times relevant for purposes of rendering our opinion set forth below was, duly organized, validly existing and in good standing under the laws of the Province of Ontario, and has, and at all times relevant for purposes of rendering our opinion set forth below had, the full power, authority and legal right to domesticate into the State of Texas pursuant to Section 10.102 of the TBOC;

2. that, at all times relevant for purposes of rendering our opinion set forth below, the laws of the Province of Ontario permit the Company to domesticate into the State of Texas pursuant to Section 10.102 of the TBOC;

3. that the domestication of the Company into the State of Texas pursuant to Section 10.102 of the TBOC will be duly authorized by the Company and its board of directors and shareholders;

4. that the current drafts of the Certificate of Conversion, Plan of Conversion and Certificate of Formation, in the forms submitted for our review, without alteration or amendment (other than filling in the applicable date and making such other changes as appropriate), will be duly authorized and executed, and the Certificate of Conversion and Certificate of Formation thereafter will be duly filed with the Secretary of State in accordance with Section 10.155 of the TBOC, that no other certificate or document has been, or prior to the filing of the Certificate of Conversion and Certificate of Formation will be, filed by or in respect of the Company with the Secretary of State, and that the Company will pay all fees or other charges required to be paid in connection with the filing of the Certificate of Conversion and Certificate of Formation;

5. that all necessary action was taken, or will be taken, under the applicable laws of the Province of Ontario to authorize and permit the Company to domesticate into the State of Texas pursuant to Section 10.102 of the TBOC, and any and all consents, approvals and authorizations from applicable Ontario governmental authorities required to authorize and permit the Company to domesticate into the State of Texas pursuant to Section 10.102 of the TBOC have been, or will be, obtained; and

6. that upon the effectiveness of the Conversion, the Company will cease to exist as a corporation organized under the laws of the Province of Ontario.

Based on the foregoing, we are of the opinion that, upon the simultaneous filing of the Certificate of Conversion and the Certificate of Formation with the Secretary of State, at the simultaneous effective time of such filings, the Company shall be domesticated as a corporation in the State of Texas and, pursuant to the Certificate of Conversion, Plan of Conversion and the Certificate of Formation, and as a result of the Conversion, each common share, no par value per share, of the Company validly issued and outstanding under the laws of the Province of Ontario immediately prior to the effective time of the Conversion shall be automatically converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Texas Company.

Our opinion set forth above is limited to the TBOC. We express no opinion on the effect of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights generally, principles of equity, or considerations of public policy.

ZeroStack Corp.

June 10, 2026

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

JDP/NAA